EXHIBIT 10.5
SUBLEASE TERMINATION AND SURRENDER AGREEMENT
This Sublease Termination and Surrender Agreement (this “Agreement”) is made as of September 1, 2026 (the “Closing Date”), by and between SIMPLE MINING, LLC, an Iowa limited liability company (“Sublessor” or “Payor”), and SPHERE 3D CORP., an Ontario corporation (“Sublessee” or “Payee”). Sublessor and Sublessee are each a “Party” and together the “Parties.”
RECITALS
A. Sublessor and Sublessee are parties to that certain Sublease dated October 1, 2025 (the “Sublease”), covering approximately 7,500 square feet at Parcel 0822200006, Winnebago County, Iowa (the “Premises”), with a stated expiration of January 28, 2035.
B. The Sublease is subject and subordinate to that certain Ground Lease dated January 30, 2025, between Susan L. Smith, as ground lessor (“Overlandlord”), and Sublessor, as ground lessee (the “Overlease”). Overlandlord consented to the Sublease pursuant to an Overlandlord’s Consent, Non-Disturbance and Recognition Agreement (the “Overlandlord Consent”).
C. The Parties desire to terminate the Sublease in its entirety effective as of the Closing Date, and Sublessor has agreed to pay Sublessee a termination fee in consideration of such early termination and Sublessee’s surrender of its leasehold interest, in each case on the terms set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
1. Termination of Sublease. Effective as of the Closing Date, the Sublease is terminated in its entirety, and the term thereof shall expire as fully and completely as if the Closing Date were the date originally set forth in the Sublease for the expiration of the term, subject to reinstatement as provided in Section 6 and to the provisions of this Agreement that survive by their terms. Base rent, additional rent and real estate taxes under the Sublease shall be prorated through the Closing Date.
2. Termination Fee. In consideration of the early termination of the Sublease and Sublessee’s surrender of its leasehold interest, Payor shall pay Sublessee a termination fee of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Termination Fee”), without interest except as provided in Section 9 and in the Note, payable as follows:
(a) Three Hundred Thousand Dollars ($300,000) in immediately available funds on the Closing Date; and
(b) One Million Two Hundred Thousand Dollars ($1,200,000) in twelve (12) equal monthly installments of One Hundred Thousand Dollars ($100,000) each, payable on the first (1st) day of each month commencing December 1, 2026 and continuing through November 1, 2027, and in any event with the final installment due not later than December 1, 2027 (the “Deferred Amount”). No installments are due in September, October or November 2026. The Deferred Amount is evidenced by a promissory note of even date herewith made by Payor in favor of Sublessee (the “Note”). Payor may prepay the Deferred Amount in whole or in part at any time without penalty. No payment under this Section 2 shall be subject to any right of setoff, counterclaim or deduction except as expressly provided in Section 9.

3. Surrender. Sublessee surrenders the Premises to Sublessor on the Closing Date in “AS IS, WHERE IS” condition, without representation or warranty of any kind except as expressly set forth in this Agreement. Notwithstanding Section 9 of the Sublease, the Retained Equipment shall not be subject to Sublessee’s removal obligations thereunder and shall remain at the Premises as provided in Section 4. All other alterations shall be treated in accordance with Section 9 of the Sublease.
4. Retained Equipment; Security Interest.
(a) Transfer of Title. Effective as of the Closing Date, Sublessee transfers to Payor all of Sublessee’s right, title and interest in and to the mining containers, transformers and related equipment described on Exhibit A (collectively, the “Retained Equipment”), free and clear of all liens and encumbrances other than the security interest granted under Section 4(b). Sublessee represents and warrants that, as of the Closing Date, the Retained Equipment is free and clear of all liens and encumbrances created by or through Sublessee, other than such security interest, or that Sublessee has obtained releases of any such liens prior to the Closing Date. Sublessee makes no representation as to any lien created by or through Payor, Overlandlord or any other person.
(b) Grant of Security Interest. To secure the prompt payment and performance of the Deferred Amount and all other obligations of Payor under this Agreement and the Note (collectively, the “Obligations”), Payor grants to Sublessee a continuing first-priority security interest in the Retained Equipment and all proceeds thereof. This Agreement constitutes a security agreement under Article 9 of the Uniform Commercial Code as in effect in the State of Iowa. Payor authorizes Sublessee to file one or more UCC-1 financing statements describing the Retained Equipment and proceeds, and shall execute and deliver such further documents and take such further action as Sublessee reasonably requests to perfect and maintain the perfection and priority of such security interest.
(c) Covenants. Until the Obligations are paid in full, Payor shall: (i) keep the Retained Equipment at the Premises and not sell, lease, transfer, remove or otherwise dispose of it without Sublessee’s prior written consent; (ii) not create, incur or permit to exist any lien, security interest or encumbrance on the Retained Equipment other than Sublessee’s security interest; (iii) maintain the Retained Equipment in good working order, ordinary wear and tear excepted; (iv) keep the Retained Equipment insured at Payor’s cost against loss, theft and damage in an amount not less than its full replacement value, naming Sublessee as loss payee, and deliver evidence of such coverage upon request, which policy shall provide for at least thirty (30) days’ prior notice to Sublessee of cancellation or material modification; and (v) permit Sublessee and its representatives to inspect the Retained Equipment upon reasonable prior notice during normal business hours.
(d) Lien Releases. Payor shall deliver to Sublessee, on or before the Closing Date, a release, subordination or other written confirmation reasonably satisfactory to Sublessee from Farmers State Bank and each other secured party of Payor confirming that the Retained Equipment is not subject to, and is released from, any lien of such secured party.
5. Utility Matters.
(a) Utility Agreement. Sublessee’s electric service account with Heartland Power Cooperative (“Heartland”) with respect to the Premises (the “Utility Agreement”) shall be cancelled effective as of August 31, 2026, and Payor shall establish service in its own name effective as of the Closing Date. Payor shall be responsible for all utility obligations arising from and after the

Closing Date, and Sublessee shall be released from all obligations under the Utility Agreement arising from and after the Closing Date.
(b) Utility Credits. Sublessee retains the right to receive the return of its utility prepayment of approximately $300,000 and its security deposit of approximately $225,000 (together, the “Utility Credits”). The Parties acknowledge that, pursuant to Heartland’s letter dated August 25, 2026 attached as Exhibit B, Heartland will issue a final bill to Sublessee through August 31, 2026, apply the Utility Credits against that final bill, and refund any remaining balance to Sublessee within thirty (30) days of the final bill. To the extent Heartland returns all or any portion of the Utility Credits to Payor instead of Sublessee, Payor shall promptly remit such amounts to Sublessee. The Utility Credits are in addition to, and shall not be credited against or reduce, the Termination Fee.
(c) Utility Letter. The Parties acknowledge receipt of the Heartland letter attached as Exhibit B and agree that delivery of such letter satisfies any condition of the Parties’ term sheet relating to a letter from the utility provider serving the Premises.
6. Reinstatement Option.
(a) Grant. Upon the occurrence of an Event of Default, Sublessee may, at its election and upon written notice to Payor, cause the Sublease to be reinstated on its original terms for the then-remaining balance of its term, and Payor shall promptly deliver possession of the Premises to Sublessee.
(b) Cooperation. Payor shall execute and deliver such instruments as Sublessee reasonably requires to effect reinstatement. Payor shall not take, or omit to take, any action that would impair Sublessee’s ability to be reinstated, including any action that would terminate or impair Payor’s rights under the Overlease.
(c) Specific Performance. Payor acknowledges that a breach of this Section 6 would cause irreparable harm to Sublessee for which monetary damages would be an inadequate remedy, and that Sublessee shall be entitled to specific performance and injunctive relief to enforce this Section 6, without the requirement to post bond.
(d) Overlandlord Consent. If and only if Sublessee elects reinstatement under this Section 6, Payor shall promptly, and in any event within five (5) business days after Sublessee’s notice of election, use its best efforts to obtain Overlandlord’s written consent to the reinstated Sublease and any other consent, approval or acknowledgement required under the Overlease in connection with the reinstatement, and shall keep Sublessee reasonably informed of its efforts. Neither Party shall solicit or otherwise approach Overlandlord regarding the reinstatement right granted in this Section 6 prior to Sublessee’s election, except as required by the Overlease or by applicable law. Payor’s obligations under this Section 6 are not conditioned upon, and Payor shall not be relieved of any such obligation by reason of, Overlandlord’s failure or refusal to grant any such consent.
(e) Failure to Obtain Consent; Reversion to Acceleration. If Overlandlord’s written consent to the reinstated Sublease has not been obtained within fifteen (15) Business Days after Sublessee’s notice of election under Section 6(a), or if Overlandlord refuses such consent at any earlier time, then Sublessee may, by written notice to Payor, revoke its election of reinstatement and instead elect the remedy set forth in Section 11(b)(ii). Upon such revocation, (i) the election of reinstatement shall be void and of no effect, (ii) no portion of the Termination Fee shall be deemed cancelled by reason of the revoked election, and (iii) the entire unpaid balance of the Termination Fee shall be immediately due and payable together with default interest accruing from the date of the original Event of Default. Sublessee’s election of reinstatement, and any revocation thereof under this Section 6(e), shall not constitute a waiver of the underlying Event of Default or of any right or remedy of Sublessee. For purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday or day on which banks in the State of Iowa are authorized or required to be closed.
(f) Survival. Payor’s obligations under this Section 6 survive the mutual release set forth in Section 13 and the termination of the Sublease.
7. Payor Covenants Regarding Overlease. From and after the Closing Date and until the Obligations are paid in full, Payor shall (a) timely perform all obligations of the tenant under the Overlease, including payment of all rent and other charges; (b) not amend, modify, terminate, cancel or surrender the Overlease in any manner that would impair Sublessee’s rights under Section 6; and (c) deliver to Sublessee, within five (5) Business Days of receipt or delivery, a copy of any notice of default given or received under the Overlease.
8. Release of Collateral. Upon payment in full of the Termination Fee and all other Obligations, Sublessee shall promptly, and in any event within ten (10) Business Days after written request, (a) file a UCC-3 termination statement with respect to any financing statement filed under Section 4, and (b) execute and deliver a release of the Mortgage in recordable form, in each case at Payor’s expense.
9. Sublessee Equipment. Sublessee shall remove its equipment and personal property, other than the Retained Equipment, on or before the Closing Date, or promptly thereafter and in any event within thirty (30) days following the Closing Date, and Payor shall provide Sublessee with access to the Premises for that purpose. To the extent any Sublessee machines remain in operation after the Closing Date, Payor may invoice Sublessee for the actual power and related operating costs attributable to those machines, at cost and without markup, supported by reasonable documentation, which amounts may be offset against the installments of the Deferred Amount. No holdover rent, penalty or other charge shall apply during the removal period.
10. Real Property Security. As additional security for the Obligations, Payor shall grant to Sublessee a second-position mortgage on the approximately 10 MW property located at 45949 130th Ave, Thompson, Iowa 50478, Winnebago County, Iowa, subject to first liens in favor of Farmers State Bank in the approximate amount of $1,875,000 (the “Mortgage”). Payor shall deliver to Sublessee, on or before the Closing Date, written confirmation from Farmers State Bank that the Mortgage does not conflict with, and does not require consent under, its existing first lien. The Parties acknowledge that recording of the Mortgage may occur after the Closing Date; Payor shall execute and deliver the Mortgage in recordable form on the Closing Date and shall cooperate in causing the Mortgage to be recorded promptly thereafter, and in any event within thirty (30) days after the Closing Date.
11. Events of Default; Remedies.
(a) Events of Default. Each of the following constitutes an “Event of Default”: (i) Payor fails to pay any installment of the Deferred Amount within ten (10) days after its due date and such failure continues for ten (10) days after written notice from Sublessee; (ii) Payor defaults under the Utility Agreement and such default continues for twenty (20) days after written notice from Sublessee; (iii) Payor defaults under the Overlease, or Payor’s rights thereunder are lost or terminated, and such default is not cured within twenty (20) days after written notice from Sublessee; or (iv) Payor materially breaches Section 4 or Section 6 and such breach continues for twenty (20) days after written notice from Sublessee; or (v) the Mortgage is not recorded within thirty (30) days after the Closing Date and such failure continues for twenty (20) days after written notice from Sublessee.
(b) Remedies. Upon an Event of Default, Sublessee shall elect, as its sole and exclusive remedy, either (i) reinstatement of the Sublease as provided in Section 6, in which case the remaining unpaid balance of the Termination Fee is cancelled and Sublessee retains all amounts previously paid, or (ii) acceleration of the entire unpaid balance of the Termination Fee, together with default interest at a rate of twelve percent (12%) per annum (or, if lower, the maximum rate permitted by applicable law) from the date of the Event of Default until paid, and exercise of all remedies against the collateral described in Sections 4 and 10, including removal of the Retained Equipment; but not both (i) and (ii); provided that, if Sublessee elects reinstatement and thereafter revokes that election pursuant to Section 6(e), Sublessee may elect the remedy set forth in clause (ii) of this Section 11(b) as though no prior election had been made. Notwithstanding the foregoing, nothing in this Section 11(b) limits or waives any claim or remedy of Sublessee arising from Payor’s breach of its obligations under Section 6.
(c) Costs of Collection. Payor shall reimburse Sublessee for its costs of collection, including reasonable attorneys’ fees.
12. Conditions to Closing. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to (a) delivery of the lien releases described in Section 4(d); (b) delivery of the Farmers State Bank confirmation described in Section 10; (c) execution and delivery of the Note and the Mortgage; and (d) payment of the $300,000 installment described in Section 2(a).
13. Mutual Release. Effective on the Closing Date, each Party, on behalf of itself and its affiliates, successors and assigns, releases and forever discharges the other Party and its affiliates, officers, directors, managers, members, employees and agents from any and all claims, demands and causes of action arising under or relating to the Sublease, whether known or unknown; provided, however, that this release does not extend to, and expressly excepts, (a) the Deferred Amount and the Note, (b) the security documents described in Sections 4 and 10, (c) the Utility Credits, (d) the reinstatement right set forth in Section 6, and (e) any provision of this Agreement or of the Sublease that survives termination by its terms.
14. Representations and Warranties. Each Party represents and warrants to the other that: (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) it has full power and authority to execute, deliver and perform this Agreement; (c) this Agreement has been duly authorized, executed and delivered and constitutes its valid and binding obligation, enforceable in accordance with its terms; and (d) its execution, delivery and performance of this Agreement do not violate any law, order or agreement to which it is subject. Payor further represents and warrants that it is not in default under the Overlease and that, to its knowledge, no event has occurred that with notice or the passage of time would constitute a default thereunder.
15. Expenses. Each Party shall bear its own costs and expenses in connection with this Agreement, except that Payor shall pay all recording fees, UCC filing fees and title costs associated with the collateral described in Sections 4 and 10.
16. Notices. All notices under this Agreement shall be in writing and delivered by personal delivery, nationally recognized overnight courier, certified mail return receipt requested, or email with confirmation of receipt, to the addresses set forth beneath the Parties’ signatures below, or to such other address as a Party may designate by notice. Notices are deemed effective upon delivery.

17. Governing Law; Venue; Jury Waiver. This Agreement is governed by the laws of the State of Iowa, without regard to its conflict of laws principles. Any legal suit, action or proceeding relating to this Agreement shall be instituted in the state or federal courts located in Winnebago County, Iowa, and each Party irrevocably submits to the exclusive jurisdiction of such courts and waives any objection based on improper venue or forum non conveniens. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
18. Miscellaneous. This Agreement, together with the Note, the Mortgage and the Exhibits hereto, constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings, including any term sheet between the Parties. This Agreement may be amended only by a writing signed by both Parties. Neither Party may assign this Agreement without the other Party’s prior written consent, except that Sublessee may assign to an affiliate or to a successor in connection with a merger, amalgamation, reorganization or sale of all or substantially all of its assets; for the avoidance of doubt, a continuance, redomestication or change of name or jurisdiction of incorporation of a Party shall not constitute an assignment. If any provision is held invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement may be executed in counterparts, including by electronic signature or PDF, each of which is an original and all of which together constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Closing Date.

SUBLESSOR / PAYOR:
SIMPLE MINING, LLC

By: /s/ Adams Haynes
Name: Adam Haynes
Title: CEO & Founder

Address for Notices:
3105 Capital Way
Cedar Falls, IA 50613
Attn: Adam Haynes

with a copy to:
Brick Gentry P.C.
6701 Westown Parkway, Suite 100
West Des Moines, IA 50266
Attn: Pat Burk

SUBLESSEE / PAYEE:
SPHERE 3D CORP.

By: /s/ Joel Block
Name: Joel Block
Title: CEO

Address for Notices:
243 Tresser Boulevard, 17th Floor
Stamford, CT 06901
Attn: Joel Block

with a copy to:
________________________________
________________________________
________________________________
Attn: ___________________________